Exhibit 107

Calculation of Filing Fee Tables

Form S-1

ProFrac Holding Corp.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(c)	1,545,575	$16.95	$26,197,496.25	0.0000927	$2,428.51

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$26,197,496.25		$2,428.51

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,428.51

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Select Market on July 26, 2022, a date within five business days prior to the filing of this registration statement.